Exhibit 99.1

PRESS RELEASE

For Release:

(IMMEDIATE)

November 7, 2016

No. 1396

COHERENT, Inc. Announces Closing of Acquisition of ROFIN-SINAR Technologies

SANTA CLARA, CA — November 7, 2016 — Coherent, Inc. (“Coherent”) (NASDAQ:COHR), a world leader in lasers and laser-based technology for scientific, commercial and industrial customers, today announced the completion of its previously announced acquisition of ROFIN-SINAR Technologies, Inc. (“Rofin”) (NASDAQ:RSTI), one of the world’s leading developers and manufacturers of high-performance industrial laser sources and laser-based solutions and components, for $32.50 per share in cash, in a transaction valued at approximately $942 million. Coherent funded the transaction with a combination of cash on hand and proceeds from a seven year 670 million Euro secured term loan B.  As a result of the acquisition, Rofin common stock will no longer trade on the Nasdaq Stock Market and Frankfurt Stock Exchange.

Conference Call and Webcast

Coherent will host a conference call at 4:45 p.m. Eastern (1:45 PM Pacific) on Wednesday, November 9, 2016 to discuss the transaction and to update first quarter fiscal guidance for the combined operations. A listen-only broadcast of the conference call can be accessed on the Company’s website at http://www.coherent.com/Investors/.

About Coherent

Founded in 1966, Coherent is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor’s SmallCap 600 Index. For more information about Coherent, visit the Company’s website at http://www.coherent.com/ for product and financial updates.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. Prior to the closing of the acquisition, Rofin’s shares traded on the NASDAQ Global Select Market under the symbol RSTI and were listed in Germany in the “Prime Standard” segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN was part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company’s home page: www.rofin.com.

CONTACTS

Company Contact:

Kevin Palatnik

Executive Vice President and Chief Financial Officer

408-764-4110